Exhibit (a)(1)(I)

From: stockadmin@merunetworks.com
Sent:           ,             , 2012     :     AM/PM
To: Eligible Employee
Subject: Stock Option Exchange Program Election Confirmation

Your Stock Option Exchange Program election has been recorded as follows:

Eligible Options						New Options
Grant No.	Type	Grant Date	Exercise Price Per Share	Eligible Options Outstanding	Eligible Options Vested	Option Type	Exchange Ratio	New Options	New Options Vested	Election

We strongly encourage you to print this email and keep it for your records.

If you elected “Yes” with respect to any Eligible Options, your election means you accept our offer to exchange the tendered Eligible Options for New Options. Please note that our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and not properly withdrawn when we give written notice of our acceptance of the Eligible Options tendered for exchange. We may issue this notice by press release, email or other form of written communication. Our formal acceptance of the properly tendered Eligible Options is expected to take place promptly after the close of the program. We expect to grant the New Options on the first trading day after the close of the program. You will receive additional information about your New Options, including the exercise price, as soon as practicable after the grant date.

If you elected “No” with respect to any Eligible Options, your election means you decline our offer to exchange the non-tendered Eligible Options for New Options. Eligible Options you elect not to tender for exchange will not be canceled and will remain subject to their present terms.

If the above is not your intent, you may log back into the Stock Option Exchange Program website to change your election before 9 p.m., Pacific Time, on August 22, 2012.

If you have questions about the program or this confirmation notice, please contact optionexchange@merunetworks.com.